Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-113173) of BioVeris Corporation of our report dated June 5, 2007 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in BioVeris Corporation’s Annual Report on Form 10-K for the year ended March 31, 2007.
/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland
June 5, 2007